Exhibit 99.1

By Electronic Delivery to: moira.keith@nasdaq.com

January 30, 2019

Ms. Moira Keith

Associate Director

Nasdaq Listing Qualifications

805 King Farm Boulevard, 2nd Floor

Rockville, Maryland 20850

Re: SPAR Group, Inc. (the "Company")

Dear Ms. Keith:

Summary:

In connection with the Settlement described below, the Governance Committee of SPAR Group, Inc. ("SGRP" or the "Corporation"), more fully vetted and re-evaluated the independence of Mr. Mayer, based on (among other things) Mr. Mayer's independent business skills, his contribution to the Settlement (as defined below) process, his interactions with the Board of Directors of the Corporation (the "Board") over the last five months, and his lack of financial dealings with the Majority Stockholders (as defined below), and determined that he has the requisite independence from the management of the Corporation (to be considered an independent director under Rule 5605 (a)(2) for the purposes of serving on the Board and its Compensation Committee. He will, however, be considered an interested director and excluded from any decision respecting any Related Party Matter (as defined below), which are within the Audit Committees purview and he is not being appointed to either the Audit Committee or the Governance Committee.

Accordingly, the Corporation believes that the Board now has a majority of independent directors and satisfies Nasdaq Listing Rule 5605(b)(1).

In addition, the negotiated compromises in the Settlement respecting the By-Laws preserves the current roles of the Governance Committee (which consists of all independent directors) and Board in the location, evaluation and selection of candidates for director and in the nominations of those candidates for the annual stockholders meeting and appointment of those candidates to fill Board vacancies (other than those under a stockholder written consent making a removal and appointment, which process is unchanged), all in accordance with Corporation's nomination policy, standards and procedures.

The Governance Committee and the Board believe that such re-evaluation and redetermination respecting Mr. Mayer and those negotiated compromises in the 2019 Restated By-Laws will help the Corporation maintain the independent Board desired by the Governance Committee and the Board and required under Nasdaq rules.

The Board Seating Settlement:

On June 29, 2018, and July 5, 2018, the Corporation received Written Consents (collectively, the "Director Consent") from Robert G. Brown and William H. Bartels, the majority stockholders (59%) of the Corporation (together, the "Majority Stockholders"). The Director Consent adopted resolutions unilaterally selecting and appointing Mr. Jeffrey Mayer and removing Lorrence T. Kellar as a director of the Corporation, which could not take effect until all required the notices, filings and other conditions under applicable law had been satisfied (which was indefinitely delayed as a result of the Proposed Amendments, as defined below). Mr. Mayer was not nominated or appointed by the Board or its Governance Committee, and was never fully vetted under the Corporation's nomination policy, standards and procedures.

On September 18, 2018, Robert G Brown (one of the Majority Stockholders) commenced an action in the Court pursuant to 8 Del. C. §225(a) from (C.A. No. 2018-00687-TMR) (the "225 Action") against the 225 Defendants seeking to enforce the Director Consent. Please see Note 9 to the Company's Condensed Consolidated Financial Statements – Commitments and Contingencies -- Legal Matters - Board Seating Litigation, in the Corporation's Quarterly Report on Form 10-Q as filed with the SEC on November 19, 2018, ant the Corporation's Current Report on Form 8-K as filed with the SEC on September 28, 2018.

On November 20, 2018, the Court of Chancery of the State of Delaware (the "Court") issued a Status Quo Order in the 225 Action (the" Status Quo Order") that (among other things) seated Jeffrey Mayer on the Board, provided for Lorrence T. Kellar to remain seated on the Board, and effectively increased the Board size from seven to eight for the duration of the order. Pursuant to the Settlement, on January 23, 2019, the Court granted the dismissal of the 225 Action and vacated its previously entered Status Quo Order entered in that action.

On January 18, 2019, the Corporation, the Majority Stockholders, and the 225 Defendants reached a settlement (the "Settlement") in the By-Laws Action and the 225 Action as all such terms are defined and the Settlement is described in the Corporation's Current Report on Form 8-K as filed with the SEC on January 25, 2019 (the "Settlement Report").

On January 18, 2019, the Board appointed Jeffrey Mayer to and seated him on the Board and accepted Lorrence T. Kellar's retirement from the Board in connection with the Settlement. The Board also appointed Mr. Mayer to the Board's Compensation Committee on the recommendation of its Governance Committee.

Mr. Mayer was first seated on the Board on November 20, 2018, pursuant to the Status Quo Order, which order has now been vacated. Mr. Mayer had previously been determined to not be independent principally because he was not chosen and never fully vetted pursuant to the Corporation's nomination policy, standards and procedures and he was instead unilaterally chosen by the Majority Stockholders, which the Corporation reported in its Current Report filed with the SEC on November 26, 2018. As a result of the Status Quo Order and resulting change in Board composition, SGRP received a notification letter from Nasdaq dated December 13, 2018 (the "Nasdaq Letter"), stating that SGRP no longer complies with Nasdaq's majority independent director requirement (the "Nasdaq Board Independence Deficiency"), as set forth in Nasdaq Listing Rule 5605(b)(1), as more fully described in the Corporation's Current Report on Form 8-K as filed with the SEC on December 14, 2018.

Jeffrey Mayer has had a long career as an entrepreneur and executive in the energy industry. See the Settlement Report.

Prior to and in connection with the Settlement, the Governance Committee more fully vetted and re-evaluated the independence of Mr. Mayer. Based on (among other things) Mr. Mayer's independent business skills, his contribution to the Settlement process, his interactions with the Board over the last five months, and his lack of financial dealings with the Majority stockholders, the Governance Committee determined that he has the requisite independence from the management of the Corporation to be a director and act on any matter except for any Related Party Matter (as defined below), and accordingly Mr. Mayer: (a) will be an independent director for all purposes other than any Related Party Matter; (b) will be a non-independent (i.e., interested) director respecting any Related Party Matter; and (c) may participate in discussions but will be excluded and shall recuse himself from any and all decisions of the Board and applicable Board Committees respecting any Related Party Matter. "Related Party Matter" shall mean any payment to or for, or any transaction or litigation with, Robert G. Brown, William H. Bartels, any of their respective family members, or any company or other business or entity directly or indirectly owned or controlled by any one or more of Mr. Brown, Mr. Bartels or their respective family members.

The Corporation believes this fuller vetting and re-determination is consistent with Nasdaq Rules for the following reasons.

Rule 5605(a)(2) provides: " "Independent Director" means a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director." The Governance Committee has come to believe that Mr. Mayer can generally exercise independent judgment.

IM-5605 re Definition of Independence also provides that: "A director would not be considered independent while serving as an interim officer," but the director could later be determined to be independent." Similarly, following Mr. Mayer's service as a non-independent director, the Governance Committee and Board should be able to re-evaluate the independence of Mr. Mayer based on all relevant circumstances, and they have done so.

The Corporation believes this fuller vetting and re-determination is consistent with Delaware law, where a person may be independent for all but a narrow exclusion.

The By-Laws Settlement:

On January 18, 2019, the Board adopted the 2019 Restated By-Laws in connection with the Settlement. See Settlement Terms, above. Through their written consents the Majority Stockholders adopted changes to the Corporation's By-Laws (the "Proposed Amendments") that the Corporation challenged as being detrimental to the interests of minority stockholders. Please see Note 9 to the Company's Condensed Consolidated Financial Statements – Commitments and Contingencies -- Legal Matters - Stockholder By-Laws Litigation, in the Corporation's Quarterly Report on Form 10-Q as filed with the SEC on November 19, 2018, and the Corporation's Current Report on Form 8-K as filed with the SEC on September 28, 2018.

In the Settlement the parties agreed to amend and restate SGRP's By-Laws (the "2019 Restated By-Laws") with negotiated changes to the Proposed Amendments that (among other things) preserve the current roles of the Governance Committee and Board in the location, evaluation, and selection of candidates for director and in the nominations of those candidates for the annual stockholders meeting and appointment of those candidates to fill Board vacancies (other than those under a stockholder written consent making a removal and appointment, which is unchanged). The Governance Committee determined that those negotiated changes were better for all stockholders than the Proposed Changes and recommended approval of the 2019 Restated By-Laws to the Board. The Board approved and adopted the 2019 Restated By-Laws on January 18, 2018.

The Governance Committee and the Board believe that those changes in the 2019 Restated By-Laws will help the Corporation maintain the independent Board desired by them.

However, the Corporation must note that in addition to the compromise provisions described above the Governance Committee and Board accepted certain of the Proposed Amendments with negotiated changes and clarifications that are now contained in the 2019 Restated By-Laws, including the following:

●	Any vacancy that results from the death, retirement or resignation of a director that remains unfilled by the directors for more than 90 days may be filled by the stockholders.
●	Certain stockholder proposals may now be made up to the 90th day prior to the first anniversary of the preceding year's Annual Meeting.
●	The Board size has been fixed at seven and can only be changed by the stockholders (as provided in the Proposed Amendments).
●	The section requiring majority Board independence has been removed (as provided in the Proposed Amendments).
●

The By-Laws now require that each candidate for director sign a written irrevocable letter of resignation and retirement effective upon such person failing to be re-elected by the required majority stockholder vote.

●	A "super majority" vote of at least 75% of all directors is now required for (and any two directors can block) certain any of the following (as provided in the Proposed Amendments):
o	By-Laws modification;
o	Formation or expansion of the authority of any Committee or subcommittee; or
o	Appointment or removal of any Committee director.

The Governance Committee believes that the Settlement generally restores the Board's independence to the level it had before the Majority Stockholder consents and Proposed Amendments and will continue to promote the independent governance of the Corporation.

Regards,

/s/ James R. Segreto

James R. Segreto

Chief Financial Officer, Treasurer and Secretary

Cc:	Christiaan Olivier, President and CEO
Lawrence D. Swift, Corporate Counsel